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                                                               HECO Exhibit 12.2
                                                               -----------------

Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

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                                                                                                  Three months ended
                                                                                                      March 31,
                                                                                          ------------------------------
(dollars in thousands)                                                                     1997                1996
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
Fixed charges
Total interest charges..........................................................             $12,292             $11,333
Interest component of rentals...................................................                 184                 179
Pretax preferred stock dividend requirements of subsidiaries....................               1,057               1,148
Preferred securities distribution requirements of trust subsidiary..............                  58                  --
                                                                                             -------             -------
Total fixed charges.............................................................             $13,591             $12,660
                                                                                             =======             =======
Earnings
Income before preferred stock dividends of HECO.................................             $18,085             $18,512
Income taxes (see note below)...................................................              11,709              12,193
Fixed charges, as shown.........................................................              13,591              12,660
AFUDC for borrowed funds........................................................              (1,527)             (1,350)
                                                                                             -------             -------
Earnings available for fixed charges............................................             $41,858             $42,015
                                                                                             =======             =======
Ratio of earnings to fixed charges..............................................                3.08                3.32
                                                                                             =======             =======
Note:
Income taxes is comprised of the following
   Expense relating to operating income from regulated activities...............             $11,704             $12,233
   Expense (benefit) relating to income (loss) from nonregulated activities.....                   5                 (40)
                                                                                             -------             -------
                                                                                             $11,709             $12,193
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